Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

December 19, 2024

Organogenesis Holdings Inc.

85 Dan Road

Canton, MA 02021

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Organogenesis Holdings Inc., a Delaware corporation (the “Company”), in connection with its filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement relates to the resale from time to time by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of (i) 130,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares”) and (ii) up to 34,285,653 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), issuable upon conversion of the Preferred Shares (the “Conversion Shares” and, together with the Preferred Shares, the “Securities”), in each case issued or issuable to the Selling Stockholders pursuant to that certain Subscription Agreement, dated November 12, 2024 between the Company and the Selling Stockholders (the “Subscription Agreement”).

In arriving at the opinion expressed below, we have examined and relied upon the Registration Statement, including the exhibits thereto, the Subscription Agreement, the records of actions undertaken by the Company’s board of directors in connection with the Company’s entry into the Subscription Agreement, the certificate of designations dated November 12, 2024 relating to the Preferred Shares (the “Certificate of Designations”), and the certificate of incorporation and bylaws of the Company in effect on the date of the Subscription Agreement and the date hereof, as and in the forms certified to us by the Company.

In addition, we have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

The opinion expressed below is limited to the Delaware General Corporation Law.

Organogenesis Holdings Inc.

December 19, 2024

On the basis of the foregoing, it is our opinion that (i) the Preferred Shares have been duly authorized and are validly issued, fully paid and non-assessable and (ii) the Conversion Shares, when issued and delivered by the Company to the Selling Stockholders in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable.

This opinion is to be relied upon only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, in each case without our prior written consent.

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

This opinion letter shall be interpreted in accordance with the Core Opinion Principles jointly issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation as published in 74 Business Lawyer 815 (2019).

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus constituting part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Ryan M. Rourke Reed
a Partner